                                                                  Execution Copy


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                          AGREEMENT AND PLAN OF MERGER


                                     Between


                                 VIAGENE, INC.,

                             a Delaware corporation,


                                       and


                               CHIRON CORPORATION,

                             a Delaware corporation



                           Dated as of April 23, 1995



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- --------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

ARTICLE I    The Merger; Closing; Effective Time . . . . . . . . . . . . . . . 1
    1.1      The Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
    1.2      Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
    1.3      Effective Time. . . . . . . . . . . . . . . . . . . . . . . . . . 2

ARTICLE II   Certificate of Incorporation and By-Laws of the Surviving
             Corporation . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
    2.1      The Certificate of Incorporation. . . . . . . . . . . . . . . . . 2
    2.2      The By-Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

ARTICLE III  Officers and Directors of the Surviving Corporation . . . . . . . 2
    3.1      Officers and Directors. . . . . . . . . . . . . . . . . . . . . . 2

ARTICLE IV   Conversion or Cancellation of Shares in the Merger. . . . . . . . 3
    4.1      Conversion or Cancellation of Shares. . . . . . . . . . . . . . . 3
             (a)   Conversion of Shares. . . . . . . . . . . . . . . . . . . . 3
             (b)   Cancellation of Shares. . . . . . . . . . . . . . . . . . . 3
             (c)   Merger Sub. . . . . . . . . . . . . . . . . . . . . . . . . 3
    4.2      Allocation of Merger Consideration; Election Procedures . . . . . 4
             (a)   Allocation. . . . . . . . . . . . . . . . . . . . . . . . . 4
             (b)   Election Procedures . . . . . . . . . . . . . . . . . . . . 4
             (c)   Transfers . . . . . . . . . . . . . . . . . . . . . . . . . 7
             (d)   Termination of Exchange Fund. . . . . . . . . . . . . . . . 7
    4.3      No Fractional Shares. . . . . . . . . . . . . . . . . . . . . . . 7
    4.4      Dissenters' Rights. . . . . . . . . . . . . . . . . . . . . . . . 8
    4.5      Stock Option Plan . . . . . . . . . . . . . . . . . . . . . . . . 8

ARTICLE V    Representations and Warranties. . . . . . . . . . . . . . . . . . 9
    5.1      Representations and Warranties of the Company . . . . . . . . . . 9
             (a)   Corporate Organization and Qualification. . . . . . . . . . 9
             (b)   Corporate Authority . . . . . . . . . . . . . . . . . . . . 9
             (c)   Governmental Filings; No Violations . . . . . . . . . . .  10
             (d)   Capital Structure . . . . . . . . . . . . . . . . . . . .  11
             (e)   Company Reports; Financial Statements . . . . . . . . . .  11
             (f)   Absence of Certain Changes or Events. . . . . . . . . . .  13
             (g)   Litigation and Liabilities. . . . . . . . . . . . . . . .  14
             (h)   Employee Benefits . . . . . . . . . . . . . . . . . . . .  14
             (i)   Brokers and Finders . . . . . . . . . . . . . . . . . . .  15
             (j)   Takeover Statutes . . . . . . . . . . . . . . . . . . . .  15
             (k)   Subsidiaries. . . . . . . . . . . . . . . . . . . . . . .  15
             (l)   Invention and Secrecy . . . . . . . . . . . . . . . . . .  15
             (m)   Patents and Trademarks. . . . . . . . . . . . . . . . . .  16
             (n)   Title to Property and Assets. . . . . . . . . . . . . . .  16
             (o)   Tax Returns and Payments. . . . . . . . . . . . . . . . .  17
             (p)   Insurance . . . . . . . . . . . . . . . . . . . . . . . .  17
             (q)   Labor Agreements and Actions. . . . . . . . . . . . . . .  17


                                       -i-

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             (r)   Voting Arrangements . . . . . . . . . . . . . . . . . . .  17
             (s)   Environmental . . . . . . . . . . . . . . . . . . . . . .  18
             (t)   Minute Books. . . . . . . . . . . . . . . . . . . . . . .  20
             (u)   Real Property Holding Company . . . . . . . . . . . . . .  20
             (v)   Information . . . . . . . . . . . . . . . . . . . . . . .  20
    5.2      Representations and Warranties of Purchaser . . . . . . . . . .  20
             (a)   Corporate Organization and Qualification. . . . . . . . .  20
             (b)   Corporate Authority . . . . . . . . . . . . . . . . . . .  20
             (c)   Governmental Filings; No Violations . . . . . . . . . . .  21
             (d)   Capital Structure; Purchaser Shares . . . . . . . . . . .  21
             (e)   Purchaser Reports . . . . . . . . . . . . . . . . . . . .  22
             (f)   Absence of Certain Changes or Events. . . . . . . . . . .  23
             (g)   Brokers and Finders . . . . . . . . . . . . . . . . . . .  23
             (h)   Information . . . . . . . . . . . . . . . . . . . . . . .  23

ARTICLE VI   Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
    6.1      Interim Operations of the Company . . . . . . . . . . . . . . .  24
    6.2      Acquisition Proposals . . . . . . . . . . . . . . . . . . . . .  26
    6.3      Meetings of Purchaser's Stockholders. . . . . . . . . . . . . .  27
    6.4      Filings; Other Action . . . . . . . . . . . . . . . . . . . . .  28
    6.5      Access. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
    6.6      Notification of Certain Matters . . . . . . . . . . . . . . . .  28
    6.7      Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
    6.8      Employee Benefits . . . . . . . . . . . . . . . . . . . . . . .  29
    6.9      Other Actions by the Company. . . . . . . . . . . . . . . . . .  29
             (a)   Rights. . . . . . . . . . . . . . . . . . . . . . . . . .  29
             (b)   Takeover Statute. . . . . . . . . . . . . . . . . . . . .  29
    6.10     Affiliates Agreements . . . . . . . . . . . . . . . . . . . . .  29
    6.11     Letter of the Company's Accountants . . . . . . . . . . . . . .  30
    6.12     Registration Statement. . . . . . . . . . . . . . . . . . . . .  30
    6.13     Indemnification of Directors and Officers . . . . . . . . . . .  30
    6.14     No Changes in Purchaser Shares. . . . . . . . . . . . . . . . .  31

ARTICLE VII  Conditions. . . . . . . . . . . . . . . . . . . . . . . . . . .  32
    7.1      Conditions to Obligations of Purchaser. . . . . . . . . . . . .  32
             (a)   Stockholder Approval. . . . . . . . . . . . . . . . . . .  32
             (b)   Governmental and Regulatory Consents. . . . . . . . . . .  32
             (c)   Litigation. . . . . . . . . . . . . . . . . . . . . . . .  32
             (d)   Representations and Warranties; Performance of
                   Obligations . . . . . . . . . . . . . . . . . . . . . . .  32
             (e)   Tax Free Reorganization . . . . . . . . . . . . . . . . .  33
             (f)   Registration Statement. . . . . . . . . . . . . . . . . .  33
             (g)   Dissenting Shares . . . . . . . . . . . . . . . . . . . .  33
    7.2      Conditions to Obligations of the Company. . . . . . . . . . . .  33
             (a)   Stockholder Approval. . . . . . . . . . . . . . . . . . .  33
             (b)   Governmental and Regulatory Consents. . . . . . . . . . .  33
             (c)   Order . . . . . . . . . . . . . . . . . . . . . . . . . .  33
             (d)   Representations and Warranties; Performance of
                   Obligations . . . . . . . . . . . . . . . . . . . . . . .  33
             (e)   Tax Free Reorganization . . . . . . . . . . . . . . . . .  34


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ARTICLE VIII Termination, Amendment and Waiver . . . . . . . . . . . . . . .  34
    8.1      Termination . . . . . . . . . . . . . . . . . . . . . . . . . .  34
    8.2      Effect of Termination . . . . . . . . . . . . . . . . . . . . .  34
    8.3      Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
    8.4      Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

ARTICLE IX   Miscellaneous and General . . . . . . . . . . . . . . . . . . .  36
    9.1      Payment of Expenses . . . . . . . . . . . . . . . . . . . . . .  36
    9.2      Survival. . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
    9.3      Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . .  36
    9.4      Governing Law . . . . . . . . . . . . . . . . . . . . . . . . .  36
    9.5      Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
    9.6      Entire Agreement, etc . . . . . . . . . . . . . . . . . . . . .  36
    9.7      Definition of "Subsidiary". . . . . . . . . . . . . . . . . . .  37
    9.8      Captions. . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

                          AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of April 23, 1995, between Viagene, Inc., a Delaware corporation (the "Company"), and Chiron Corporation, a Delaware corporation ("Purchaser"), the Company and Purchaser sometimes being hereinafter collectively referred to as the "Constituent Corporations."


                                    RECITALS

      WHEREAS, the Boards of Directors of Purchaser and the Company each have determined that it is in the best interests of their respective stockholders for the Company to merge with and into a wholly-owned subsidiary of Purchaser ("Merger Sub"), upon the terms and subject to the conditions set forth herein;

      WHEREAS, for Federal income tax purposes, it is intended that the Merger (as hereinafter defined) shall qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");
and

      WHEREAS, the Company and Purchaser desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

      NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:


                                    ARTICLE I

                       The Merger; Closing; Effective Time

      1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3) the Company shall be merged with and into Merger Sub and the separate corporate existence of the Company shall thereupon cease (the "Merger"). Merger Sub shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of Merger Sub with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL").

      1.2  CLOSING.  The closing of the Merger (the "Closing") shall take place
(i) at the offices of Pillsbury Madison & Sutro, 235 Montgomery Street, San Francisco, CA at 9:00 A.M. on the first business day on which the last to be fulfilled or waived of the conditions set forth in Article VII hereof shall be fulfilled or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Purchaser may agree (the "Closing Date").

      1.3 EFFECTIVE TIME. As soon as practicable following the Closing, and provided that this Agreement shall not have been terminated or abandoned pursuant to Article VIII hereof, the Company and Purchaser will cause a Certificate of Merger (the "Delaware Certificate of Merger") to be executed and filed with the Secretary of State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time and on the date on which the Delaware Certificate of Merger has been duly filed with the Secretary of State of Delaware, and such time is hereinafter referred to as the "Effective Time."


                                   ARTICLE II

                    Certificate of Incorporation and By-Laws
                          of the Surviving Corporation

      2.1 THE CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of Merger Sub (the "Certificate") in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.

      2.2 THE BY-LAWS. The By-Laws of Merger Sub in effect at the Effective Time shall be the By-Laws of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.


                                   ARTICLE III

                             Officers and Directors
                          of the Surviving Corporation

      3.1 OFFICERS AND DIRECTORS. The directors of Merger Sub and the officers of the Company at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.


                                   ARTICLE IV

               Conversion or Cancellation of Shares in the Merger

      4.1 CONVERSION OR CANCELLATION OF SHARES. The manner of converting or canceling shares of the Company and Purchaser in the Merger shall be as follows:

      (a) CONVERSION OF SHARES. Subject to Section 4.2, each share of the Common Stock, par value $0.001 per share, of the Company (the "Shares") issued and outstanding immediately prior to the Effective Time (other than Shares owned by Purchaser, Merger Sub or any other direct or indirect subsidiary of Purchaser (collectively, the "Purchaser Companies") or Shares ("Dissenting Shares") that are held by stockholders exercising appraisal rights pursuant to Section 262 of the DGCL (other than Dissenting Shares deemed to be Non-Election Shares pursuant to Section 4.4) shall be converted into, and become exchangeable for, (i) $9.00 in cash (the "Cash Consideration") or (ii) 0.155 Purchaser Shares (as defined below) (as it may be increased as described in this Section 4.1(a), the "Stock Consideration," and, together with the Cash Consideration, the "Merger Consideration"). In the event that the conditions set forth in Section 7.1(e) or 7.2(e) are not fulfilled or waived, Purchaser, at its option, may increase the Stock Consideration to the extent necessary to permit such conditions to be fulfilled. The term "Purchaser Shares" shall mean the validly issued, fully paid and nonassessable shares of Common Stock, par value $0.01 per share, of Purchaser. All references in this Agreement to Purchaser Shares to be issued pursuant to the Merger shall be deemed to include the corresponding Purchaser Rights (as defined in Section 5.2(d) hereof), except where the context otherwise requires. All such Shares shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each certificate (each a "Certificate") representing any of such Shares shall thereafter represent only the right to receive the Merger Consideration (and the right, if any, to receive cash in lieu of fractional shares) into which such Shares have been converted pursuant to this Article IV, or the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such shares as determined in accordance with Section 262 of the DGCL.

      (b) CANCELLATION OF SHARES. Each Share issued and outstanding at the Effective Time and owned by any of the Purchaser Companies, and each Share issued and held in the Company's treasury at the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

      (c) MERGER SUB. At the Effective Time, each share of Common Stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and each certificate therefor shall continue to evidence one share of Common Stock of the Surviving Corporation.

      4.2  ALLOCATION OF MERGER CONSIDERATION; ELECTION PROCEDURES.

      (a) ALLOCATION. Notwithstanding anything in this Agreement to the contrary, the maximum number of Shares (the "Cash Election Number") to be converted into the right to receive Cash Consideration in the Merger shall be equal to the product of (x) 0.40 TIMES (y) the total number of Shares (other than the number of Shares to be canceled in accordance with Section 4.1(b)) outstanding at the Effective Time. The number of Shares to be converted into the right to receive Stock Consideration in the Merger (the "Stock Election Number") shall be equal to the number of Shares issued and outstanding immediately prior to the Effective Time less the sum of (i) the Cash Election Number PLUS (ii) the number of Shares to be canceled in accordance with Section 4.1(b) PLUS (iii) the number of Dissenting Shares, if any, that are not to be treated as Non-Election Shares pursuant to Section 4.4.

      (b)   ELECTION PROCEDURES.

      (i) As of the Effective Time, Purchaser shall deposit, or shall cause to be deposited, with an exchange agent selected by Purchaser (the "Exchange Agent"), for the benefit of the holders of Shares, for exchange in accordance with this Article IV, certificates representing Purchaser Shares and any cash to be paid upon due surrender of the Certificates pursuant to the provisions of this Article IV (such cash and certificates for Purchaser Shares, together with the amount of any dividends or distributions payable with respect thereto, being hereinafter referred to as the "Exchange Fund") to be paid and issued pursuant to Section 4.1 hereof and paid pursuant to Section 4.3 hereof in exchange for outstanding Shares. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the transactions contemplated in this Article IV, and Purchaser shall reimburse the Surviving Corporation for such charges and expenses.

      (ii) Subject to allocation and proration in accordance with the provisions of this Section 4.2, each record holder of Shares (other than Dissenting Shares, if any, that are not to be treated as Non-Election Shares pursuant to Section 4.4 and Shares to be canceled in accordance with Section 4.1(b)) issued and outstanding immediately prior to the Election Deadline (as defined below) shall be entitled to elect to receive in respect of each such Share (i) Cash Consideration (a "Cash Election") or (ii) Stock Consideration (a "Stock Election") or to indicate that such record holder has no preference as to the receipt of Cash Consideration or Stock Consideration for such Shares (a "Non-Election"). Shares in respect of which a Non-Election is made (including shares in respect of which such an election is deemed to have been made pursuant to this Section 4.2 and Section 4.4 (collectively, "Non-Election Shares") shall be deemed by the Purchaser, in its sole and absolute discretion, to be Shares in respect of which Cash Elections or Stock Elections have been made.

      (iii) Elections pursuant to Section 4.2(b)(i) shall be made on a form to be mutually agreed upon by the Company and Purchaser (a "Form of Election") to be provided by the Exchange Agent for that purpose to holders of record of Shares, together with appropriate transmittal materials, at the time of mailing to holders of record of Shares of the Company's proxy or information statement with respect to its meeting of stockholders (the "Proxy Statement/Prospectus") to approve the transactions contemplated hereby. Elections shall be made by mailing to the Exchange Agent a duly completed Form of Election. To be effective, a Form of Election must be (x) properly completed, signed and submitted to the Exchange Agent at its designated office, by 5:00 p.m., on the business day that is two trading days prior to the Closing Date (which date shall be publicly announced by Purchaser as soon as practicable but in no event less than five trading days prior to the Closing Date) (the "Election Deadline") and (y) accompanied by the certificates representing the Shares as to which the election is being made (or by an appropriate guarantee of delivery of such certificates by a commercial bank or trust company in the United States or a member of a registered national security exchange or of the National Association of Securities Dealers, Inc., provided such certificates are in fact delivered to the Exchange Agent within eight trading days after the date of execution of such guarantee of delivery). The Company shall use its best efforts to make a Form of Election available to all persons who become holders of record of Shares between the date of mailing described in the first sentence of this Section 4.2(b)(ii) and the Election Deadline. Purchaser shall determine, in its sole and absolute discretion, which authority it may delegate in whole or in part to the Exchange Agent, whether Forms of Election have been properly completed, signed and submitted or revoked. The decision of Purchaser (or the Exchange Agent, as the case may be) in such matters shall be conclusive and binding. Neither Purchaser nor the Exchange Agent will be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. A holder of Shares that does not submit an effective Form of Election prior to the Election Deadline shall be deemed to have made a Non-Election.

      (iv) An election may be revoked, but only by written notice received by the Exchange Agent prior to the Election Deadline. Any Certificate(s) representing Shares that have been submitted to the Exchange Agent in connection with an election shall be returned without charge to the holder thereof in the event such election is revoked as aforesaid and such holder requests in writing the return of such Certificate(s). Upon any such revocation, unless a duly completed Election Form is thereafter submitted in accordance with paragraph
(b)(ii), such Shares shall be Non-Election Shares. In the event that this Agreement is terminated pursuant to the provisions hereof and any Shares have been transmitted to the Exchange Agent pursuant to the provisions hereof, such Shares shall promptly be returned without charge to the person submitting the same.

      (v) In the event that the aggregate number of Shares in respect of which Cash Elections have been made (collectively, the "Cash Election Shares") exceeds the Cash Election Number, all Shares in respect of which Stock Elections have been made (the "Stock Election Shares") and all Non-Election Shares in respect of which Stock Elections are deemed to have been made shall be converted into the right to receive Stock Consideration, and all Cash Election Shares shall be converted into the right to receive Stock Consideration or Cash Consideration in the following manner:

            (A) Cash Election Shares shall be deemed converted to Stock Election Shares, on a pro-rata basis for each record holder of Shares with respect to those Shares, if any, of such record holder that are Cash Election Shares, so that the number of Cash Election Shares so converted, when added to the other Stock Election Shares, shall equal as closely as practicable the Stock Election Number, and all such Cash Election Shares so converted shall be converted into the right to receive Stock Consideration (and cash in lieu of fractional interests); and

            (B) any remaining Cash Election Shares shall be converted into the right to receive Cash Consideration.

      (vi) In the event that the aggregate number of Stock Election Shares exceeds the Stock Election Number, all Cash Election Shares and all Non-Election Shares in respect of which Cash Elections are deemed to have been made shall be converted into the right to receive Cash Consideration, and all Stock Election Shares shall be converted into the right to receive Stock Consideration or Cash Consideration in the following manner:

            (A) Stock Election Shares shall be deemed converted into Cash Election Shares, on a pro-rata basis for each record holder of Shares with respect to those Shares, if any, of such record holder that are Stock Election Shares, so that the number of Stock Election Shares so converted, when added to the other Cash Election Shares, shall equal as closely as practicable the Cash Election Number, and all such Shares so converted shall be converted into the right to receive the Cash Consideration; and

            (B) the remaining Stock Election Shares shall be converted into the right to receive the Stock Consideration (and cash in lieu of fractional interests).

      (vii)  In the event that neither clause (v) nor clause (vi) of this
Section 4.2(b) is applicable, all Cash Election Shares and all Non-Election Shares in respect of which Cash Elections are deemed to have been made shall be converted into the right to receive Cash Consideration, and all Stock Election Shares and all Non-Election Shares in respect of which Stock Elections are deemed to have been made shall be converted into the right to receive Stock Consideration (and cash in lieu of fractional interests).

      (viii) The Exchange Agent, in consultation with Purchaser and the Company, shall make all computations to give effect to this Section 4.2.

      (c) TRANSFERS. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Purchaser Shares and any cash to be paid upon the due surrender of and in respect of such Certificates pursuant to this Agreement in accordance with the procedures set forth in this Article IV. Certificates surrendered for exchange by any person constituting an "affiliate" of the Company for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until Purchaser has received a written agreement from such person as provided in Section 6.10 hereof.

      (d) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any Purchaser Shares) that remains unclaimed by the stockholders of the Company for one year after the Effective Time shall be paid to Purchaser. Any stockholders of the Company who have not theretofore complied with this Article IV shall thereafter look only to Purchaser for payment of their Purchaser Shares and cash payable upon due surrender of their Certificates, and in each case, without any interest thereon. Notwithstanding the foregoing, none of Purchaser, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

      4.3 NO FRACTIONAL SHARES. No certificates or scrip representing less than one Purchaser Share shall be issued upon the surrender for exchange of Certificates representing Shares pursuant to Article IV. In lieu of any such fractional shares, each holder of Shares shall be paid, upon surrender of a Certificate or Certificates representing such Shares, an amount in cash, rounded to the nearest cent, determined by multiplying (i) the per share closing sale price of the Purchaser Shares on the Nasdaq National Market ("Nasdaq NMS") on the date of the Effective Time by (ii) the fractional interest to which such holder would otherwise be entitled (after taking into account all Shares held of record by such holder at the Effective Time).

      4.4 DISSENTERS' RIGHTS. Any Stockholder who shall have delivered a written demand for appraisal of such Shares, as provided in Section 262 of the DGCL (each a "Dissenting Stockholder"), shall not be entitled to Purchaser Shares or cash pursuant to this Article IV, unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to dissent from the Merger under the DGCL, and shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to such Shares. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Dissenting Shares held by such Dissenting Stockholder shall thereupon be treated as Non-Election Shares. The Company shall give Purchaser (i) prompt notice of any written demands for appraisal of any Dissenting Shares, attempted withdrawals of such demands, and any other instruments served pursuant to applicable law received by the Company relating to stockholders' rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Purchaser, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

      4.5 STOCK OPTION PLAN. Immediately prior to the Effective Time each unexpired and unexercised option to purchase Shares (each a "Company Option") outstanding pursuant to the Company's 1989 Stock Plan or 1993 Incentive Stock Plan (collectively, the "Company Stock Option Plan") may be exercised in full in accordance with its terms. Each Company Option not so exercised shall be deemed to be automatically converted into an option (a "Purchaser Option") to purchase a number of Purchaser Shares equal to the number of Shares that could have been purchased under the Company Option multiplied by the Option Adjustment Ratio, as defined below (with the resulting number of shares rounded down to the nearest whole share), at a price per Purchaser Share equal to the option exercise price determined pursuant to the Company Option divided by the Option Adjustment Ratio (with the resulting exercise price rounded up to the nearest whole cent). As promptly as possible subsequent to the Effective Time, Purchaser shall register the shares underlying the Purchaser Options with the SEC on a Form S-8 and shall keep such registration effective until the final exercise or termination of all of the Purchaser Options. The "Option Adjustment Ratio" shall be equal to (a) the average of the high and low price of a Share on the last trading day on which Shares are traded before the Closing divided by (b) the average of the high and low price of a Purchaser Share on the first trading day after the Closing. Such Purchaser Option shall otherwise be subject to the same terms and conditions as the Company Option; provided that the vesting schedule for such Purchaser Option shall be the vesting schedule of the corresponding Company Option in effect on the date hereof as if no "change of control" had occurred; and provided further that in the event the employment of any option holder is terminated by Purchaser or the Company other than for cause, then all Purchaser Options held by such option holder shall automatically be vested in full. Purchaser shall reserve for issuance a sufficient number of Purchaser Shares for issuance upon exercise of such Purchaser Options.


                                    ARTICLE V

                         Representations and Warranties

      5.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Purchaser that:

      (a) CORPORATE ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except for such failure to so qualify or be in such good standing, which, when taken together with all other such failures, would not have a material adverse effect on the financial condition, properties, business, prospects or results of operations of the Company taken as a whole (a "Company Material Adverse Effect"). The Company has the requisite corporate power and authority to carry on its business as it is now being conducted. The Company has made available to Purchaser a complete and correct copy of the Company's Restated Certificate of Incorporation and By-Laws, each as amended to date. The Company's Restated Certificate of Incorporation and By-Laws so delivered are in full force and effect.

      (b) CORPORATE AUTHORITY. Subject only to approval of this Agreement by the holders of a majority of the outstanding Shares, the Company has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally. As of the date of this Agreement, the board of directors of the Company (i) has, without a negative vote, approved the Merger and this Agreement and the transactions contemplated herein and (ii) has received the opinion of its financial advisor, Alex. Brown & Sons Incorporated, to the effect that the consideration to be received by the holders of the Shares in the Merger is fair to such holders (other than Purchaser and its affiliates) from a financial point of view, and such opinion (the "Fairness

Opinion"), a copy of which has been delivered to Purchaser, has not been withdrawn, revoked or modified.

      (c)   GOVERNMENTAL FILINGS; NO VIOLATIONS.

      (i) Other than the filings provided for in Section 1.3, and as required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the Securities Exchange Act of 1934 (the "Exchange Act," and all such filings being herein referred to as the "Regulatory Filings"), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any governmental or regulatory authority, agency, commission or other entity, domestic or foreign ("Governmental Entity"), in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, the failure to make or obtain any or all of which is reasonably likely to have a Company Material Adverse Effect, or could prevent, materially delay or materially burden the transactions contemplated by this Agreement.

      (ii) The Company is not in violation of or default under any provisions of its Restated Certificate of Incorporation or Bylaws or in any material respect in violation of or default under any provision of any instrument, agreement or contract to which it is a party or by which it is bound or, to its knowledge, any provision of any federal or state judgment, order, writ, decree, statute, rule or regulation applicable to the Company, which violation or default would have a Company Material Adverse Effect. The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement will not, constitute or result in (i) a breach or violation of, or a default under, the Restated Certificate of Incorporation or Bylaws of the Company, (ii) except as set forth on Schedule 5.1(c)(ii) hereto, a breach or violation of, a default under or the triggering of any payment or other material obligations pursuant to, any of the Company's existing Compensation and Benefit Plans (as defined in Section 5.1(h)) or any grant or award made under any of the foregoing, (iii) except as set forth on Schedule 5.1(c)(ii), a breach or violation of, or a default under, the acceleration of or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time) pursuant to, any provision of any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation (a "Contract") to which the Company is a party or by or to which the Company or any of its properties or assets is bound or subject or any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which the Company is subject or (iv) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (iii) or (iv) above, for such breaches, violations, defaults, accelerations or changes that, alone or in the aggregate, would not have a Company Material Adverse Effect or that could not result in the creation of any material lien, charge or encumbrance upon any assets of the Company or that could not prevent, materially delay or materially burden the transactions contemplated by this Agreement.

      (d) CAPITAL STRUCTURE. The authorized capital stock of the Company consists of 30,000,000 Shares, of which 11,145,267 Shares were outstanding at the close of business on April 17, 1995, and 10,000,000 shares of Preferred Stock par value $.001 per share (the "Preferred Shares"), of which no shares were outstanding on April 17, 1995. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable and not subject to preemptive rights. The Company has no Shares or Preferred Shares reserved for issuance, except that, as of April 17, 1995, there were 2,772,222 Shares reserved for issuance upon exercise of outstanding warrants (the "Company Warrants"), 1,571,685 Shares reserved for issuance pursuant to options granted under the Company Stock Option Plan, and 30,000 Preferred Shares reserved for issuance pursuant to the Rights Agreement, dated as of November 25, 1994 (the "Company Rights Agreement"), between the Company and First Interstate Bank of California. As of the date of this Agreement, except for this Agreement, and as disclosed in this Section 5.1(d), there are no options, warrants, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Immediately prior to the Effective Time, no Shares, Preferred Shares or any other securities of the Company will be subject to issuance pursuant to the Rights Agreement, and after the Effective Time the Surviving Corporation will have no obligation to issue, transfer or sell any securities of the Surviving Corporation pursuant to any Compensation and Benefit Plan (as defined in Section 5.1(h)).

      (e)  COMPANY REPORTS; FINANCIAL STATEMENTS.

   (i)  The Company has filed with the Securities and Exchange Commission
(the "SEC") and delivered to Purchaser the Company's Annual Report on Form 10-K for the year ended December 31, 1994 (the "1994 Form 10-K") and any other registration statements, schedules, reports, proxy statements or information statements (collectively, "Company Reports") filed or required to be filed since December 31, 1994. As of their respective dates, the Company Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder applicable to the Company Reports, and the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The financial statements of the Company included in the Company Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of the Company as of the dates thereof and its results of operations, stockholders equity and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). The Company has delivered to Purchaser a copy of the financial statements included in the 1994 Form 10-K (including an auditor's opinion). Except as set forth in the Company Reports, to the Company's knowledge the Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a balance sheet of the Company or in the notes thereto, other than liabilities and obligations incurred in the ordinary course of business consistent with prior practice and experience since December 31, 1994.

      (ii) None of the information supplied or to be supplied by the Company for inclusion in (A) the Proxy Statement/Prospectus and (B) the registration statement on Form S-4 or other appropriate registration form to be filed with the SEC by Purchaser in connection with the offer and issuance of the Purchaser Shares in or as a result of the Merger (the "Registration Statement") including the Proxy Statement/Prospectus included therein will, in the case of the Proxy Statement/Prospectus, at the time of mailing of the Proxy Statement/Prospectus to stockholders of the Company and at the time of the meeting of such stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they are made, not misleading or, in the case of the Registration Statement, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to information supplied by Purchaser for inclusion in the Proxy Statement/Prospectus.

      (f) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Company Reports filed with the SEC and publicly available prior to the date hereof, since December 31, 1994, the Company has conducted its business only in, and has not engaged in any material transaction other than according to, the ordinary and usual course of such business and there has not been (i) any change in the assets, liabilities, financial condition, operating results or prospects of the Company from that reflected in the financial statements contained in the 1994 Form 10-K, except changes in the ordinary course of business, including losses from operations, which have not been, in the aggregate, materially adverse; (ii) any damage, destruction or loss, whether or not covered by insurance, having a Company Material Adverse Effect; (iii) any waiver by the Company of a valuable right or of a material debt owed to it; (iv) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and which is not material to the assets, properties, financial condition, operating results or business of the Company (as such business is presently conducted);
(v) any change or amendment to a material Contract by which the Company or any of its assets or properties is bound or subject; (vi) except as set forth on
Schedule 5.1(f), any material change in any compensation arrangement or agreement with any employee, director or consultant; (vii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock; or
(viii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock. Except as set forth on Schedule 5.1(f) or in the Company Reports, since December 31, 1994, there has not been (x) any granting by the Company to any executive officer of the Company of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect on December 31, 1994, (y) any granting by the Company to any such executive officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect on December 31, 1994, or (z) any entry by the Company into any employment, severance or termination agreement with any such executive officer.

      (g) LITIGATION AND LIABILITIES. Except as disclosed in the Company Reports filed with the SEC prior to the date hereof and as set forth on Schedule 5.1(g), as of the date of this Agreement, there is no action, suit, proceeding or investigation pending or currently threatened against the Company (i) which questions the validity of this Agreement or the right of the Company to enter into it, or to consummate the transactions contemplated hereby, or (ii) which might result, either individually or in the aggregate, in a Company Material Adverse Effect or prevent, materially delay or materially burden the transactions contemplated by this Agreement, or any change in the current equity ownership of the Company, nor is the Company aware that there is any reasonable basis for the foregoing. The foregoing includes, without limitation, actions pending or threatened (or any reasonable basis therefor known to the Company) involving the prior employment of any of the Company's employees, their use in connection with the Company's business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Company is not a party or subject to the provisions of any order (except as imposed by laws of general application), writ, injunction, judgment or decree (except as imposed by laws of general application) of any court or government agency or instrumentality, except such as would not have a Company Material Adverse Effect.

      (h)  EMPLOYEE BENEFITS.

      (i) To the extent required to be disclosed therein, the Company Reports accurately describe all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, other material employee benefit plans and any applicable "change of control" or similar provisions in any plan, contract or arrangement which cover employees or former employees of the Company (the "Compensation and Benefit Plans"). The Compensation and Benefit Plans and all other benefit plans, contracts or arrangements (regardless of whether they are funded or unfunded) covering employees or former employees of the Company (the "Employees"), including, but not limited to, "employee benefit plans" within the meaning of
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") are listed in Schedule 5.1(h). True and complete copies of all Compensation and Benefit Plans and such other benefit plans, contracts or arrangements, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part of any such plans and agreements, and all amendments thereto have been made available to Purchaser.

      (ii) The Company does not have and has not had at any time any employee benefit plan as described in Section 3(2)(A) or Section 3(2)(B) of ERISA. All other employee benefit plans subject to the provisions of ERISA are in material compliance with the provisions of ERISA.

      (iii) The Company does not have any obligations for retiree health and life benefits under any Compensation and Benefit Plan, except as set forth on
Schedule 5.1(h). There are no restrictions on the rights of the Company to amend or terminate any such Compensation and Benefit Plan without incurring any liability thereunder.

      (iv) Except as set forth on Schedule 5.1(h) hereto, the Company is not a party to any oral or written (A) agreements with any executive officer or other key employee of the Company, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement, (B) agreements with respect to any executive officer of the Company providing any term of employment or compensation guarantee extending for a period longer than one year and for the payment of in excess of $150,000 per annum or (C) agreements or plans, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

      (i) BROKERS AND FINDERS. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the transactions contemplated herein, except that the Company has employed Alex. Brown & Sons Incorporated as its financial advisors, the arrangements with which have been disclosed in writing to Purchaser prior to the date hereof.

      (j) TAKEOVER STATUTES. No "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation (each a "Takeover Statute") is applicable to the Merger, except for any such statutes or regulations as to which all necessary action has been taken by the Company and its Board of Directors to permit the consummation of the Merger in accordance with the terms hereof.

      (k) SUBSIDIARIES. The Company does not presently own or control, directly or indirectly, any interest in any other corporation, association, partnership or other business entity.

      (l) INVENTION AND SECRECY. All current and to the best of its knowledge all former key employees and officers of the Company have executed an Employee's Invention and Proprietary Information Agreement in the form previously furnished to Purchaser. The Company, after reasonable investigation, is not aware that any of such key employees or officers is in violation thereof, and the Company will use its best efforts to prevent any such violation.

      (m) PATENTS AND TRADEMARKS. To the best of its knowledge, the Company has sufficient title and ownership of all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes necessary for its business as now conducted and as proposed to be conducted without any conflict with or infringement of the rights of others. Except as disclosed in the Company Reports, there are no outstanding options, licenses or agreements of any kind relating to the foregoing, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity used in or necessary to the business of the Company as conducted and as proposed to be conducted, in each case except such as would not have a Company Material Adverse Effect. Except as set forth on Schedule 5.1(m), the Company has not received any communications alleging that the Company has violated or, by conducting its business as conducted or as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity, in each case except such as would not have a Company Material Adverse Effect. The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order (except as imposed by laws of general application) of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or that would conflict with the Company's business as conducted or as proposed to be conducted, in each case except such as would not have a Company Material Adverse Effect. Neither the execution nor the delivery of this Agreement, nor the carrying on of the Company's business by the employees of the Company, will, to the Company's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated, which conflict or default would have a Company Material Adverse Effect.

      (n) TITLE TO PROPERTY AND ASSETS. The Company owns its property and assets free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair the Company's ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and, to the best of its knowledge, holds a valid leasehold interest free of any material liens, claims or encumbrances.

      (o) TAX RETURNS AND PAYMENTS. The Company has timely filed all tax returns and reports as required by law and paid all taxes shown as due thereon. These returns and reports are true, correct and complete in all material respects. The Company has paid all taxes and other assessments due prior to the time penalties would accrue thereon. The provision for taxes of the Company as set forth in the most recent balance sheet included in the financial statements forming a part of the 1994 Form 10-K is adequate for all taxes due or accrued as of the date thereof, whether or not shown as being due on any returns or reports. No claim for unpaid taxes has become a lien or encumbrance of any kind against the property of the Company or is being asserted against the Company; no audit of any tax return of the Company is being conducted by a tax authority; and no extension of the statute of limitations for the assessment of any taxes has been granted by the Company and is currently in effect. Except as set forth on Schedule 5.1(o) hereto, the Company has not made, is not obligated to make, and is not a party to any agreement that could reasonably be expected to obligate it to make, any payments that are "parachute payments" within the meaning of Section 280G of the Code (determined without regard to whether any portion of such payment is reasonable compensation for personal services actually rendered).

      (p) INSURANCE. The Company has in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed.

      (q) LABOR AGREEMENTS AND ACTIONS. The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees of the Company. There is no strike or other labor dispute involving the Company pending, or to the knowledge of the Company threatened, which could have a Company Material Adverse Effect, nor is the Company aware of any labor organization activity involving its employees. The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing.

      (r) VOTING ARRANGEMENTS. Except for the Voting Agreement, dated as of November 12, 1993, among the Company, Purchaser and certain holders of Shares, to the Company's knowledge there are no outstanding stockholder agreements, voting trusts, proxies or other arrangements or understandings among the stockholders of the Company relating to the voting of their respective shares.

      (s) ENVIRONMENTAL. Except such as would not have a Company Material Adverse Effect, (i) the businesses as presently or formerly engaged in by the Company are and have been conducted in compliance in all material respects with all applicable Environmental Laws (as defined below), including, without limitation, having all required permits, licenses and other approvals and authorizations, during the time the Company engaged in such businesses, (ii) to the best of the Company's knowledge, the properties presently or formerly owned or operated by the Company (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) (the "Properties") do not contain any Hazardous Substance (as defined below) other than as permitted under applicable Environmental Law (provided, however, that with respect to Properties formerly owned or operated by the Company, such representation is limited to the period the

Company owned or operated such Properties), (iii) the Company has not received any notices, demand letters or request for information from any Federal, state, local or foreign governmental entity or any third party indicating that the Company may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of the Company's businesses,
(iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or, to the best of the Company's knowledge, threatened against the Company with respect to the Company or the Properties relating to any violation, or alleged violation, of any Environmental Law, (v) no reports have been filed, or are required to be filed, by the Company concerning the release of any Hazardous Substance or the threatened or actual violation of any Environmental Law on or at the Properties,
(vi) no Hazardous Substance has been disposed of, transferred, released or transported from any of the Properties during the time such Property was owned or operated by the Company, other than as permitted under applicable Environmental Law, (vii) there have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or which are in the possession of the Company relating to the Company or the Properties which have not been delivered to Purchaser prior to the date hereof, (viii) there are no underground storage tanks on, in or under any of the Properties and no underground storage tanks have been closed or removed from any Properties which are or have been in the ownership of the Company (provided, however, that with respect to Properties formerly owned or operated by the Company, the representations in this subsection (viii) are limited to the period the Company owned or operated such Properties), (ix) there is no asbestos present in any Property presently owned or operated by the Company, and no asbestos has been removed from any Property while such Property was owned or operated by the Company, (x) none of the Properties has been used at any time by the Company as a sanitary landfill or hazardous waste disposal site and (xi) the Company has not incurred, and none of the Properties (provided, however, that with respect to Properties formerly owned or operated by the Company, such representation is limited to the period the Company owned or operated such Properties) are presently subject to, any material liabilities (fixed or contingent) relating to any suit, settlement, court order, administrative order, judgment or claim asserted or arising under any Environmental Law.

      "Environmental Law" means (i) any federal, state and local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity, (x) relating to the protection, preservation or restoration of the environment, (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and as now or hereafter in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance. The term Environmental Law includes, without limitation, the federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the federal Solid Waste Disposal Act and the federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, each as amended and as now or hereafter in effect,

      "Hazardous Substance" means any substance presently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Substance includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

      (t) MINUTE BOOKS. The Company has made available to Purchaser all minutes of meetings of directors, committees and stockholders since the time of incorporation which reflect all transactions referred to in such minutes accurately in all material respects.

      (u) REAL PROPERTY HOLDING COMPANY. The Company is not a "United States real property holding corporation" (as that term is defined in Section 897(c)(2) of the Code).

      (v) INFORMATION. Neither this Agreement, any exhibit hereto, nor any other written statements or certificates made or delivered in connection herewith contains any untrue statement of a material fact made by the Company or omits to state a material fact required to be stated herein or therein by the Company or necessary to make the statements made by the Company herein or therein, in light of the circumstances in which they were made, not misleading.

      5.2 REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to the Company that:

      (a) CORPORATE ORGANIZATION AND QUALIFICATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification except for such failure to so qualify or to be in such good standing, which, when taken together with all other such failures, would not have a material adverse effect on the financial condition, properties, business, prospects or results of operations of Purchaser and its subsidiaries, taken as a whole (a "Purchaser Material Adverse Effect"). The Purchaser has the requisite corporate power and authority to carry on its business as it is now being conducted. The Purchaser has made available to the Company a complete and correct copy of the Purchaser's Certificate of Incorporation and By-laws, each as amended to date. The Purchaser's Certificate of Incorporation and By-laws so delivered are in full force and effect.

      (b) CORPORATE AUTHORITY. Purchaser has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally.

      (c)  GOVERNMENTAL FILINGS; NO VIOLATIONS.

      (i) Other than the Regulatory Filings, no notices, reports or other filings are required to be made by Purchaser with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Purchaser from, any Governmental Entity in connection with the execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby, the failure to make or obtain any or all of which could prevent, materially delay or materially burden the transactions contemplated by this Agreement.

      (ii) The execution and delivery of this Agreement by Purchaser do not, and the consummation of the transactions contemplated hereby by Purchaser will not, constitute or result in (i) a breach or violation of, or a default under, the Certificate of Incorporation or By-Laws of Purchaser or (ii) a breach or violation of, a default under, the acceleration of or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time) pursuant to, any provision of any Contract of Purchaser or any law, ordinance, rule or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which Purchaser is subject, except, in the case of clause (ii) above, for such breaches, violations, defaults or accelerations that, alone or in the aggregate, could not prevent, materially delay or materially burden the transactions contemplated by this Agreement.

      (d) CAPITAL STRUCTURE; PURCHASER SHARES. The authorized capital stock of Purchaser consists of 100,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share. At the close of business on March 31, 1995, (i) 40,045,138 shares of Common Stock and no shares of preferred stock of the Company were issued and outstanding, (ii) no shares of Common Stock were held by Purchaser in its treasury, (iii) 4,832,457 shares of Common Stock were reserved for issuance pursuant to outstanding stock options to purchase shares of Common Stock ("Stock Options") and an additional 3,979,275 shares of Common Stock were available for the grant of Stock Options pursuant to Purchaser's 1991 Stock Option Plan, (iv) 1,092,952 shares of Common Stock were reserved for issuance under Purchaser's 1988 Employee Stock Purchase Plan,
(v) 2,195,529 shares of Common Stock were reserved for issuance upon conversion of Purchaser's 1.9% Convertible Subordinated Notes Due 2000, (vi) 810,833 shares of Common Stock were reserved for issuance upon conversion of Purchaser's 5 1/4% Convertible Subordinated Debentures Due 2002, (vii) 442,815 shares of Common Stock were reserved for issuance upon the exercise of outstanding warrants,
(viii) 400,451 shares of preferred stock were reserved for issuance in connection with the rights (the "Purchaser Rights") to purchase shares of Common Stock issued pursuant to the Rights Agreement dated as of August 25, 1994 (as amended from time to time, the "Purchaser Rights Agreement"), between Purchaser and Continental Stock Transfer & Trust Company, as Rights Agent (the "Purchaser Rights Agent"). All outstanding shares of Purchaser Common Stock are, and all Purchaser Shares to be issued as part of the Merger Consideration will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Purchaser Shares will be approved for quotation on Nasdaq NMS. As of the date of this Agreement, except for this Agreement, and as disclosed in this Section 5.2(d), there are no options, warrants, calls, rights, commitments or agreements of any character to which Purchaser is a party or by which it is bound obligating Purchaser to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Purchaser or obligating Purchaser to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

      (e)  PURCHASER REPORTS.

      (i) Purchaser has filed with the SEC and delivered to the Company its Form 10-K for the year ended December 31, 1994 and other reports, schedules, forms, statements and other documents (collectively, "Purchaser Reports") filed or required to be filed since December 31, 1994. As of their respective dates, Purchaser Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to Purchaser Reports, and Purchaser Reports did not, and any Purchaser Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Purchaser included in Purchaser Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Purchaser and its subsidiaries as of the dates thereof and their consolidated statements of operations, stockholders equity and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Purchaser has delivered to Purchaser a copy of the financial statements included in Purchaser's Annual Report on Form 10-K for the year ended December 31, 1994 (including an auditor's opinion). Except as set forth in Purchaser Reports, to Purchaser's knowledge Purchaser has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a balance sheet of Purchaser or in the notes thereto, other than liabilities and obligations incurred in the ordinary course of business consistent with prior practice and experience since December 31, 1994.

      (ii) None of the information supplied or to be supplied by Purchaser for inclusion in the Proxy Statement/Prospectus will at the time of mailing of the Proxy Statement/Prospectus to stockholders of the Company or at the time of the meeting of such stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Purchaser with respect to information supplied by the Company for inclusion therein.

      (f) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in Purchaser Reports filed with the SEC and publicly available prior to the date hereof, since December 31, 1994, Purchaser has conducted its business only in the ordinary course, and there has not been (i) any change in the assets, liabilities, financial condition, operating results or prospects of Purchaser from that reflected in the most recent financial statements filed with the SEC as part of a Purchaser Reports and publicly available prior to the date hereof, except changes in the ordinary course of business which have not been, in the aggregate, materially adverse, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Purchaser's capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) any damage, destruction or loss, whether or not covered by insurance, which would have a Purchaser Material Adverse Effect or (v) any change in accounting methods, principles or practices by Purchaser materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles.

      (g) BROKERS AND FINDERS. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the transactions contemplated herein, except that the Company has employed Morgan Stanley & Co. Incorporated as its financial advisors.

      (h) INFORMATION. Neither this Agreement nor any other statements or certificates made or delivered in connection herewith contains any untrue statement of a material fact made by the Purchaser or omits to state a material fact required to be stated herein or therein by the Purchaser or necessary to make the statements made by the Purchaser herein or therein not misleading.


                                   ARTICLE VI

                                    Covenants

      6.1 INTERIM OPERATIONS OF THE COMPANY. The Company covenants and agrees that, prior to the Effective Time (unless Purchaser shall otherwise agree in writing and except as otherwise contemplated by this Agreement):

            (a) the business of the Company shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, the Company shall use its best efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees and business associates;

            (b) the Company shall not (i) create any subsidiaries; (ii) amend its Restated Certificate of Incorporation or By-Laws or amend, modify or terminate the Rights Agreement;

      (iii) split, combine or reclassify the outstanding Shares or Preferred Shares; or (iv) declare, set aside or pay any dividend payable in cash, stock or property with respect to the Shares or Preferred Shares;

            (c) the Company shall not (i) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class of the Company or any other property or assets other than (w) Shares issuable under the Company's Employee Stock Purchase Plan (as such plan is in effect on the date hereof), (x) Shares issuable upon exercise of the Company Warrants outstanding on the date hereof, (y) Shares issuable pursuant to options outstanding on the date hereof under the Company Stock Option Plan and (z) grants of additional options under the Company Stock Option Plan to (A) employees of the Company hired after the date hereof for up to an aggregate of 50,000 shares and (B) current employees of the Company for up to an aggregate of 50,000 shares, in each case with an exercise price equal to the fair market value thereof at the time of grant and consistent with past practice and policies currently in effect (provided that no such options shall provide for any increase in, or acceleration of, the benefits provided thereby by the occurrence of any of the transactions contemplated by this Agreement); (ii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber (each a "transaction") any assets, including, without limitation, all intellectual property and technology rights which it owns or uses, or enter into any collaboration, except for any such transaction or collaboration involving the transfer of research materials in the ordinary course of business consistent with past practice; (iii) incur or modify any indebtedness or other liability other than in the ordinary and usual course of business;
      (iv) acquire directly or indirectly by redemption or otherwise any shares of the capital stock of the Company or (v) except as provided in the Company's capital budget for the 1995 fiscal year heretofore provided to Purchaser, authorize capital expenditures in excess of $50,000 or, other than the acquisition of inventory and supplies in the ordinary course of business consistent with past practice, make any acquisition of, or investment in, assets or stock of any other person or entity (including any in-licensing of technology except for any such in-licensing which involves aggregate consideration the net present value of which is reasonably expected to be less than $50,000 and is in the ordinary course of business consistent with past practice);

            (d) except as otherwise provided herein, the Company shall not grant (except pursuant to existing contractual arrangements disclosed in writing to Purchaser prior to the date hereof) any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company; and the Company shall not establish, adopt, enter into, make any new grants or awards under or amend, any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, employee stock ownership, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

            (e) the Company shall not settle or compromise any material claims or litigation or modify, amend or terminate any of its material Contracts or waive, release or assign any material rights or claims;

            (f) the Company shall not make any tax election or permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated without notice to Purchaser, except in the ordinary and usual course of business; and

            (g) except as expressly permitted hereunder, the Company shall not authorize or enter into an agreement to do any of the foregoing.

      6.2   ACQUISITION PROPOSALS.

      (a) The Company shall not (and the Company shall use its best efforts to cause its officers, directors, employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Purchaser or any of its affiliates or representatives) concerning any merger, tender offer or exchange offer, involving the Company or the sale of all or a significant portion of the assets, or the sale of shares of capital stock or debt securities of the Company, or any similar transaction involving the Company (an "Acquisition Proposal"). The Company will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing, the Company may (i) furnish information concerning its business, properties or assets to any corporation, partnership, person or other entity or group pursuant to appropriate confidentiality agreements (which request is unsolicited after the date of this Agreement), and (ii) negotiate and participate in discussions and negotiations with any such entity or group concerning an Acquisition Proposal (x) if such entity or group has submitted a bona fide written proposal to the Board of Directors of the Company relating to any such transaction which the Board determines represents a Superior Proposal (as defined in Section

6.2(b)) and (y) if, in the opinion of the Board of Directors of the Company, only after receipt of advice from outside legal counsel to the Company, the failure to engage in such discussions or negotiations would cause the Board of Directors to violate its fiduciary duties to the Company's stockholders under applicable law. The Company will promptly communicate to Purchaser the terms of any proposal, discussion, negotiation or inquiry (and will disclose the substance of any written materials received by the Company in connection with such proposal, discussion, negotiation, or inquiry) and the identity of the party making such proposal or inquiry which it may receive in respect of any such transaction.

      (b) Subject to the following sentence, the Board of Directors of the Company shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Purchaser, the approval or recommendation by such Board of Directors of the Merger, (ii) solicit, approve or recommend, or propose to solicit, approve or recommend, any Acquisition Proposal or (iii) approve or authorize the Company's entering into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event the Board of Directors of the Company receives an Acquisition Proposal that based on the advice of outside counsel, the Board of Directors is required to consider in the exercise of its fiduciary obligations and that it determines to be a Superior Proposal, the Board of Directors may (subject to the following sentences) withdraw or adversely modify its approval or recommendation of the Merger and approve or recommend any such Superior Proposal, approve or authorize the Company's entering into an agreement with respect to such Superior Proposal, approve the solicitation of additional Acquisition Proposals or terminate this Agreement, in each case at any time after the fourth business day following notice to Purchaser (a "Notice of Superior Proposal") advising Purchaser that the Board of Directors has received a Superior Proposal, specifying the material terms of the structure of such Superior Proposal. The Company may take any of the foregoing actions pursuant to the preceding sentence only if an Acquisition Proposal that was a Superior Proposal at the time of delivery of a Notice of Superior Proposal continues to be a Superior Proposal in light of any improved transaction proposed by Purchaser prior to the expiration of the four business day period specified in the preceding sentence. In addition, if the Board of Directors proposes to withdraw or adversely modify its approval or recommendation of the Merger or to approve or recommend any Acquisition Proposal or to authorize the Company's entering into an agreement with respect to any Acquisition Proposal, concurrently with withdrawing or adversely modifying such approval or recommendation, approving or recommending such Acquisition Proposal or authorizing or approving the Company's entering into such agreement, the Company shall pay, or cause to be paid, to Purchaser the Termination Fee (as defined in Section 8.2(b)) upon the consummation of the transaction contemplated by such agreement. For purposes of this Agreement, a "Superior Proposal" means any bona fide Acquisition Proposal to merge with the Company or to acquire, directly or indirectly, a material equity interest in or a significant amount of voting securities or assets of the Company for consideration consisting of cash and/or securities, and otherwise on terms which the Board of Directors of the Company determines in its good faith reasonable judgment (based on the advice of a financial advisor of nationally recognized reputation including, without limitation, Alex. Brown & Sons Incorporated) to provide greater aggregate value to the Company's stockholders than the Merger (or otherwise proposed by Purchaser as contemplated above). Nothing contained herein shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9(e) under the Exchange Act prior to the fourth business day following Purchaser's receipt of a Notice of Superior Proposal provided that the Company does not withdraw or modify its position with respect to the Merger or approve or recommend an Acquisition Proposal.

      6.3 MEETINGS OF PURCHASER'S STOCKHOLDERS. The Company will take, consistent with applicable law and its Restated Certificate of Incorporation and By-laws, all action necessary to convene a meeting of holders of Shares as promptly as practicable to consider and vote upon the approval of this Agreement and the Merger. Except as permitted pursuant to Section 6.2 and subject to its fiduciary duties, as advised by outside counsel, the Board of Directors of the Company shall recommend such approval and the Company shall take all lawful action to solicit such approval. At any such meeting of the Company all of the Shares then owned by Purchaser Companies and any affiliates thereof will be voted in favor of this Agreement. The Company will promptly prepare and file with the SEC, will use its reasonable best efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable the Proxy Statement/Prospectus.

      6.4 FILINGS; OTHER ACTION. Subject to the terms and conditions herein provided, the Company and Purchaser shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act and other Regulatory Filings with respect to the Merger; and (b) use their best efforts to promptly take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as soon as practicable.

      6.5 ACCESS. Upon reasonable notice, the Company shall afford Purchaser's officers, employees, counsel, accountants and other authorized representatives ("Representatives") access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, Contracts and records and, during such period, the Company shall furnish promptly to Purchaser all information concerning its business, properties and personnel as Purchaser or its representatives may reasonably request.

      6.6 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Purchaser of any notice of, or other communication relating to, any default or event that, with notice or lapse of time or both, would become a default, received by the Company subsequent to the date of this Agreement and prior to the Effective Time, under any Contract to which the Company is a party or by which the Company or any of its properties or assets is subject or bound. Each party shall give prompt notice to the other party of any change or the occurrence of any event which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Company Material Adverse Effect or Purchaser Material Adverse Effect, as the case may be, and of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

      6.7 PUBLICITY. The initial press release with respect to the transactions contemplated hereby shall be a joint press release by the Company and Purchaser and thereafter the Company and Purchaser shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and prior to making any filings with any Governmental Entity or with any national securities exchange with respect thereto.

      6.8 EMPLOYEE BENEFITS. Purchaser agrees that, during the period commencing at the Effective Time and ending on the first anniversary thereof, the employees of the Company will continue to be provided with employee benefit plans (other than stock option or other plans involving the potential issuance of securities of the Company or Purchaser) which in the aggregate are substantially comparable to those currently provided by Purchaser to employees of Purchaser holding comparable positions. Employees of the Company will have the rights set forth in Section 4.5 with respect to conversion of their Company Options into options to purchase Purchaser Shares and will have the same rights as existing employees of Chiron to participate in Purchaser's stock option plans in accordance with the terms thereof, but subject to appropriate transitional provisions to adjust to Purchaser's annual grant cycle. Purchaser will honor without modification all employee (or former employee) benefit obligations accrued as of the Effective Time and all employee severance plans (or policies) and employment or severance agreements set forth in the Company Reports or listed in Schedule 5.1(h).

      6.9   OTHER ACTIONS BY THE COMPANY.

      (a) RIGHTS. The Company shall authorize and execute an amendment of the Rights Agreement so that neither the Merger, the grant to Purchaser by certain stockholders of the Company pursuant to that certain Stockholders' Agreement dated the date hereof (the "Stockholders Agreement") nor the other transactions contemplated hereby or thereby shall cause the certificates for the Rights to be distributed or cause there to be any adjustment to the exercise price.

      (b) TAKEOVER STATUTE. If any "fair price", "moratorium," "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, the Company and the members of the Board of Directors of the Company shall grant such approvals and take such actions as are necessary so that the Merger and the transactions contemplated hereby and by the Stockholders' Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby and thereby, except, in each such case, as would not be consistent with the fiduciary obligations of the Board of Directors as advised by outside counsel.

      6.10 AFFILIATES AGREEMENTS. Prior to Closing, the Company shall deliver to Purchaser a letter identifying all persons who, to the Company's knowledge, are at the time this Agreement is submitted to the stockholders of the Company for approval "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each such person to deliver to Purchaser on or prior to the Effective Time a written agreement substantially in the form of Exhibit A hereto.

      6.11 LETTER OF THE COMPANY'S ACCOUNTANTS. The Company shall use its best efforts to cause to be delivered to Purchaser a letter of Ernst & Young LLP, the Company's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Purchaser, in form and substance reasonably satisfactory to Purchaser and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

      6.12 REGISTRATION STATEMENT. Purchaser and the Company shall promptly prepare and file with the SEC the Registration Statement. Each of the Company and Purchaser shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Purchaser shall also use its reasonable effort to obtain prior to the date the Registration Statement is declared effective all necessary state securities law or "blue sky" permits and approvals required to consummate the Merger and the other transactions contemplated by this Agreement.

      6.13  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      (i)   From and after the Effective Time, the Surviving Corporation shall,
(i) indemnify, defend and hold harmless the present and former officers, directors and employees of the


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

Company (collectively, the "Indemnified Parties") against all losses, expenses (including reasonable attorneys' fees and other expenses of investigation or litigation, including on appeal), claims, damages or liabilities arising out of actions or omissions occurring at or prior to the Effective Time and (ii) shall also advance expenses as incurred, provided that the person to whom expenses are advanced provides, if requested, the undertaking to repay such advances under the circumstances contemplated by the DGCL, all as required or permitted pursuant to the Company's Certificate of Incorporation or Bylaws or Indemnification Agreements, as in effect as of the date hereof, (collectively, "The Company Indemnification Provisions"). With respect to matters occurring through the Effective Time, the Company Indemnification Provisions shall survive the Merger and shall continue in full force and effect indefinitely.

     (ii) The Company may, at its expense, acquire directors' and officers' liability insurance ("D&O Insurance") with respect to liability incurred as a result of matters occurring through the Effective Time so long as the premium therefor is not in excess of $100,000.00 in the aggregate. Purchaser shall for a period of at least three years following the Effective Time provide the Indemnified Parties with an indemnity of Purchaser with coverage similar or superior to that now provided under the Company's directors and officers liability insurance policies for the Indemnified Parties; provided, however, that such indemnity shall apply only in the event that the Company and its directors, officers and representatives shall have used their reasonable best efforts to perfect their rights to continue in effect following the Effective Time coverage pursuant to the directors' and officers' liability policy in effect on the date hereof; provided, further, that Purchaser shall have no obligation to indemnify with respect to any liability to the extent that such liability is paid by the insurer in respect of any insurance policy or which would have been paid had the indemnified party acted with reasonable diligence to assert or cooperate in asserting a claim in respect thereof (including, without limitation, the policy relating to the D&O Insurance, the Company's existing directors' and officers' liability insurance policy and any other insurance policy of the Company or the Surviving Corporation).

    (iii)   Any Indemnified Party intending to seek indemnification under this
Section 6.13 with respect to any loss, expense, claim, damage or liability shall promptly notify Purchaser of such intent, and the nature of the claim, action, suit, proceeding, investigation or other event that may give rise thereto promptly after learning of the same, but the failure to so notify Purchaser shall not relieve Purchaser of any liability it may have for any such indemnity obligation if such failure does not materially prejudice Purchaser or the Surviving Corporation. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time),
(i) Purchaser or the Surviving Corporation shall have the right to assume the defense thereof and neither

Purchaser nor Surviving Corporation shall be liable to any Indemnified Party hereunder for any legal expenses of counsel or any other expenses subsequently incurred by such indemnified party except, if Purchaser or the Surviving Corporation elects not to assume such defense, any such Indemnified Parties may retain counsel satisfactory to them, and Purchaser or Surviving Corporation shall pay all reasonable fees and expenses of one firm of counsel for all such Indemnified Parties, (ii) the Indemnified Parties shall cooperate in the defense of any such matter and (iii) neither Purchaser nor Surviving Corporation shall be liable for any settlement effected without its prior written consent.

     (iv) This Section is intended to benefit the Indemnified Parties and shall be binding on all successors and assigns of Purchaser, the Company and the Surviving Corporation.

      6.14 NO CHANGES IN PURCHASER SHARES. If, between the date of this Agreement and the Effective Time, Purchaser shall effect any reclassification, recapitalization, split-up, amendment to the terms of, combination or readjustment of Purchaser Shares, the consideration to be received by Company's shareholders pursuant to this Agreement shall be appropriately adjusted.


                                   ARTICLE VII

                                   Conditions

      7.1 CONDITIONS TO OBLIGATIONS OF PURCHASER. The obligation of Purchaser to consummate the Merger is subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by Purchaser to the extent permitted by applicable law:

      (a) STOCKHOLDER APPROVAL. This Agreement shall have been duly approved by the holders of a majority of the Shares, in accordance with applicable law and the Restated Certificate of Incorporation and By-Laws of the Company;

      (b) GOVERNMENTAL AND REGULATORY CONSENTS. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and, except such as would not have a Company Material Adverse Effect or a Purchaser Material Adverse Effect, all filings required to be made prior to the Effective Time by the Company with, and all consents, approvals and authorizations required to be obtained prior to the Effective Time by the Company from, any Governmental Entity in connection with the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company and Purchaser shall have been made or obtained (as the case may be);

      (c) LITIGATION. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement or imposes material restrictions on Purchaser or the Company in connection with the consummation of the Merger or with respect to their business operations, either prior to or subsequent to the Merger (collectively, an "Order");

      (d) REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. The representations and warranties contained in Section 5.1 shall be true in all material respects as of the Effective Time as though made at and as of the Effective Time, except for changes contemplated by this Agreement, and the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date;

      (e) TAX FREE REORGANIZATION. Purchaser shall have received a written opinion of Sullivan & Cromwell, based upon appropriate representations of the Company, Purchaser and stockholders of the Company in form and substance satisfactory to Sullivan & Cromwell, to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code,
(ii) each of the Company and Purchaser is a party to the reorganization within the meaning of Section 368(b) of the Code, and (iii) neither the Company nor Purchaser will recognize any income, gain or loss as a result of the Merger.

      (f) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

      (g) DISSENTING SHARES. The number of Dissenting Shares, if any, that are not to be treated as Non-Election Shares pursuant to Section 4.4 shall not exceed 5% of the total number of outstanding Shares.

      7.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Merger are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

      (a) STOCKHOLDER APPROVAL. This Agreement shall have been duly approved by the holders of a majority of the Shares (other than Shares held by Purchaser, Purchaser Companies or any affiliates thereof), in accordance with applicable law and the Restated Certificate of Incorporation and By-Laws of the Company;

      (b) GOVERNMENTAL AND REGULATORY CONSENTS. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and, except such as would not have a Company Material Adverse Effect or a Purchaser Material Adverse Effect, all filings required to be made prior to the Effective Time by Purchaser with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time by Purchaser from, any Governmental Entity in connection with the execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby by Purchaser and the Company shall have been made or obtained (as the case may be);

      (c)   ORDER.  There shall be in effect no Order;

      (d) REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. The representations and warranties contained in Section 5.2 shall be true in all material respects as of the Effective Time as though made at and as of the Effective Time, except for changes contemplated by this Agreement; and the Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and

      (e) TAX FREE REORGANIZATION. Company shall have received a written opinion of Pillsbury Madison & Sutro, based upon appropriate representations of the Company, Purchaser and stockholders of the Company in form and substance satisfactory to Pillsbury Madison & Sutro, to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) each of the Company and Purchaser is a party to the reorganization within the meaning of Section 368(b) of the Code, and (iii) neither the Company nor Purchaser will recognize any income, gain or loss as a result of the Merger.


                                  ARTICLE VIII

                        Termination, Amendment and Waiver

      8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the approval by holders of Shares,
(a) by the mutual consent of the boards of directors of Purchaser and the Company, (b) by either Purchaser or the Company (i) if any court or other Governmental Entity of competent jurisdiction in the United States shall have issued, enacted, promulgated, enforced or entered an order, statute, decree, ruling or regulation or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, statute, decree, ruling, regulation or other action shall have become final and nonappealable or
(ii) if the Merger shall not have been consummated by October 31, 1995 (or in the event that the only condition not satisfied is approval under the HSR Act, December 31, 1995), (c) by the Company (i) if there should be any material breach of Purchaser's representations, warranties or covenants hereunder, which breach shall not be cured within ten days of written notice thereof, or (ii) to allow the Company to enter into an agreement which the Board of Directors of the Company determines to be a Superior Proposal (provided that, upon such termination, the Company shall pay to Purchaser the Termination Fee described in Section 8.2(b)), (d) by Purchaser if the Board of Directors of the Company shall have (i) withdrawn or modified, or proposed to withdraw or modify, in a manner adverse to Purchaser, its approval or recommendation of this Agreement or the Merger, (ii) solicited, approved or recommended, or proposed to solicit, approve or recommend, any Acquisition Proposal or (iii) approved or authorized the Company's entering into any agreement with respect to any Acquisition Proposal, or (e) if the Company fails to comply in any material respect with the covenants contained in Section 6.2.

      8.2   EFFECT OF TERMINATION.

      (a) In the event of termination of this Agreement as provided above, this Agreement shall forthwith become void and there shall be no liability on the part of any of Purchaser or the Company (except as set forth in Section 8.2(b) hereof and except for any breach of this Agreement) or their respective directors and officers.

      (b) If after the date hereof and during the term of this Agreement (i) any corporation, partnership, person, other entity or group (as defined in Section 13(d)(3) of the Exchange Act) other than Purchaser or any of its subsidiaries or affiliates (collectively, a "Person") shall have become the beneficial owner of 20% or more of the outstanding Shares or (ii) Purchaser shall have terminated this Agreement pursuant to Section 8.1(d) or (iii) the Company shall have terminated this Agreement pursuant to Section 8.1(c)(ii) or
(iv) the stockholders of the Company shall have failed to vote in favor of, or consent to, the Merger, as applicable, except if such failure results from the failure of Purchaser to vote any of the Shares beneficially owned by it in favor of the Merger or to consent to the Merger, then the Company, if requested by Purchaser, shall promptly, but in no event later than two days after the date of such request, pay Purchaser a fee of $2,000,000 (the "Termination Fee") which amount shall be payable in same day funds. The Company acknowledges that the agreements contained in this Section 8.2(b) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Purchaser would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 8.2(b), and, in order to obtain such payment, Purchaser commences a suit which results in a judgment against the Company for the fee set forth in this paragraph (b), the Company shall pay to Purchaser its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Bank of America NT&SA on the date such payment was required to be made.

      8.3 AMENDMENT. This Agreement may be amended by the parties hereto by action taken on behalf of their respective boards of directors at any time before or after approval hereof by the stockholders of the Company, but, after any such approval, no amendment shall be made which reduces the amount or changes the form of consideration to be paid in the Merger or in any way adversely affects the rights of holders of the Shares without the further approval of such holders. This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the parties hereto.

      8.4 WAIVER. At any time prior to the Effective Date, the parties hereto, by action taken by their respective boards of directors may (a) extend the time for performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any other document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                   ARTICLE IX

                            Miscellaneous and General

      9.1 PAYMENT OF EXPENSES. Whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Merger.

      9.2 SURVIVAL. The agreements of the Company and Purchaser contained in Sections 4.2 (but only to the extent that such Section expressly relates to actions to be taken after the Effective Time), 6.8 and 6.13 shall survive the consummation of the Merger. The agreements of the Company and Purchaser contained in Sections 6.7, 8.2 and 9.1 shall survive the termination of this Agreement. All other representations, warranties, agreements and covenants in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

      9.3 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

      9.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

      9.5 NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, IF TO PURCHASER, addressed to Purchaser at 4560 Horton Street, Emeryville, CA 94563, Attention: General Counsel (with a copy to Alison S. Ressler, Esq., Sullivan & Cromwell, 444 South Flower Street, Los Angeles, California 90071); AND IF TO THE COMPANY, addressed to the Company at 11055 Roselle Street, San Diego, California 92121, Attention: President (with a copy to Thomas E. Sparks, Jr., Esq., Pillsbury Madison & Sutro,
235 Montgomery Street, San Francisco, California 94104, or to such other persons or addresses as may be designated in writing by the party to receive such notice.

      9.6 ENTIRE AGREEMENT, ETC. This Agreement (including any exhibits, schedules or Annexes hereto) (a) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, between the parties with respect to the subject matter hereof, and (b) shall not be assignable by operation of law or otherwise and, except as provided in Sections 6.8 and 6.13 is not intended to create any obligations to, or rights in respect of, any persons other than the parties hereto.

      9.7 DEFINITION OF "SUBSIDIARY". When a reference is made in this Agreement to a subsidiary of a party, the word "subsidiary" means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

      9.8 CAPTIONS. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

            IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the day and year first above written.

                                         VIAGENE, INC.


                                         By             David Hale
                                            -----------------------------------

                                         CHIRON CORPORATION


                                         By          Edward E. Penhoet
                                            -----------------------------------